Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2012, in the Registration Statement (Form S-1) and related Prospectus of Community West Bancshares for the registration of 15,600 shares of its Series A fixed rate cumulative perpetual preferred stock and 521,158 shares of its common stock.

/s/ ERNST & YOUNG LLP

Los Angeles, California

April 27, 2012